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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Inference Corporation for the registration of 197,085 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 1999, with respect to the consolidated financial statements of Inference Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 1999, and of our report dated June 3, 1999, with respect to the financial statements of Verix Software included in the Current Report on Form 8-K/A dated July 9, 1999 of Inference Corporation, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP


Sacramento, California
July 8, 1999

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